ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is entered into as of February 16, 2010, by and among Li3 Energy, Inc., a Nevada corporation (the “Buyer”), Next Lithium Corp., an Ontario corporation (“Next”), Next Lithium (Nevada) Corp., a Nevada corporation (“Next Nevada” and together with Next, the “Seller Group”), and Gottbetter & Partners, LLP (the “Escrow Agent”).

WHEREAS, the Buyer and the Seller Group have entered into an Asset Purchase Agreement (the “AP Agreement”) pursuant to which the Buyer will acquire certain assets of the Seller Group in exchange for shares of common stock of the Buyer;

WHEREAS, the AP Agreement provides that an escrow account will be established to secure the indemnification obligations of the Seller Group as of the Closing Date (as defined in the AP Agreement) to the Buyer; and

WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.           [RESERVED]

2.           Escrow and Indemnification.

(a)           Escrow of Shares.  Simultaneously with the Closing (as defined in the AP Agreement), the Buyer shall deposit with the Escrow Agent certificates representing an aggregate of 4,000,000 shares of common stock of the Buyer, as determined pursuant to Section 2.4 of the AP Agreement, issued in the name of Next Nevada.  The shares deposited with the Escrow Agent pursuant to the first sentence of this Section 2(a) are referred to herein as the “Escrow Shares.”  The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.  The Escrow Agent agrees to hold the Escrow Shares in an escrow account (the “Escrow Account”), subject to the terms and conditions of this Agreement.

(b)           Indemnification.  The Seller Group has agreed in Section 10.2 of the AP Agreement to indemnify and hold harmless the Buyer from and against certain Losses (as defined in Section 10.2 of the AP Agreement).  The Escrow Shares (i) shall be security for such indemnity obligation of the Seller Group, subject to the limitations and in the manner provided, in this Agreement and the AP Agreement and (ii) shall be a non-exclusive means for the Parent to collect any Losses with respect to which the Parent is entitled to indemnification under Article X of the AP Agreement.

(c)           Dividends, Etc.  Any securities distributed in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of Next Nevada and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account.  Such securities shall be considered Escrow Shares for purposes hereof.  Any cash dividends or property (other than securities) distributed in respect of the Escrow Shares shall promptly be distributed by the Escrow Agent to Next Nevada.

(d)           Voting of Shares.  Next Nevada shall have the right, in its sole discretion, on behalf of the Seller Group, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions.  In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares.  Next Nevada shall have no obligation to solicit consents or proxies from the other member of the Seller Group for purposes of any such vote.

(e)           Transferability.  The respective interests of each member of the Seller Group in the Escrow Shares shall not be assignable or transferable, other than by operation of law.  Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Buyer, and no such assignment or transfer shall be valid until such notice is given.

3.           Distribution of Escrow Shares.

(a)           The Escrow Agent shall distribute the Escrow Shares only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both the Buyer and the Seller Group and that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Buyer or the Seller Group, that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, or (iii) the provisions of Section 3(b) hereof.

(b)           Within five business days after February 16, 2011 (the “Termination Date”), the Escrow Agent shall, automatically, without any notice required, distribute to Next Nevada all of the Escrow Shares then held in escrow.  Notwithstanding the foregoing, if the Buyer has previously delivered to the Escrow Agent a copy of a Claim Notice (as hereinafter defined) and the Escrow Agent has not received written notice of the resolution of the claim covered thereby, or if the Buyer has previously delivered to the Escrow Agent a copy of an Expected Claim Notice (as hereinafter defined) and the Escrow Agent has not received written notice of the resolution of the anticipated claim covered thereby, the Escrow Agent shall retain in escrow after the Termination Date such number of Escrow Shares as have a Value (as defined in Section 4 below) equal to the Claimed Amount (as hereinafter defined) covered by such Claim Notice or equal to the estimated amount of Losses set forth in such Expected Claim Notice, as the case may be.  Any Escrow Shares so retained in escrow shall be distributed only in accordance with the terms of clauses (i) or (ii) of Section 3(a) hereof.  For purposes of this Agreement, a Claim Notice means a written notification under the AP Agreement given by the Buyer to the Seller Group which contains (i) a description and the amount (the “Claimed Amount”) of any Losses incurred or reasonably expected to be incurred by the Buyer, (ii) a statement that the Buyer is entitled to indemnification under Article 10 of the AP Agreement for such Losses and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Losses.  For purposes of this Agreement, an Expected Claim Notice means a notice delivered pursuant to the AP Agreement by the Buyer to the Seller Group, before expiration of a representation or warranty, to the effect that, as a result a legal proceeding instituted by or written claim made by a third party, the Buyer reasonably expects to incur Losses as a result of a breach of such representation or warranty.

4.           Valuation of Escrow Shares.  For purposes of this Agreement, the “Value” of any Escrow Shares shall be $0.125 per share, multiplied by the number of such Escrow Shares.

5.           Fees and Expenses of Escrow Agent.  The Buyer shall pay the fees and expenses of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder, which fees shall not exceed $1,000 in the aggregate.

6.           Limitation of Escrow Agent’s Liability.

(a)           The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence.  The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement.  In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice.  The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.  In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

(b)           The Buyer and the Seller Group agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder.  The Buyer, on the one hand, and the Seller Group, on the other hand, shall each be liable for one-half of such amounts.

7.           [RESERVED]

8.           [RESERVED]

9.           Termination.  This Agreement shall terminate upon the distribution by the Escrow Agent of all of the Escrow Shares in accordance with this Agreement; provided that the provisions of Sections 6 and 7 shall survive such termination.

10.          Notices.  All notices, instructions and other communications given hereunder or in connection herewith shall be in writing.  Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below.  Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

If to the Buyer:

Li3 Energy, Inc.
Av. Pardo y Aliaga 699 Of. 802
San Isidro, Lima
Perú
Attn:  Luis Saenz, Chief Executive Officer
Telephone:  51-1-212-1880

with a copy to (which shall not constitute notice hereunder):

Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY  10022
Attn:  Adam S. Gottbetter, Esq.
Facsimile:  (212) 400-6901

If to the Seller Group:

Next Lithium Corp.
131 Bloor Street West, Upper Penthouse
Toronto, Ontario  M5S 1S3
Canada
Attn:  President
Facsimile:  (416) 924-0000

with a copy to (which shall not constitute notice hereunder):

WeirFoulds LLP
1600-130 King Street West
Toronto, Ontario  M5X 1J5
Canada
Attn:  Sanjay Joshi
Facsimile:  (416)-365-1876

If to the Escrow Agent:

Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY  10022
Attn:  Adam S. Gottbetter, Esq.
Facsimile:  (212) 400-6901

Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent.  Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 10.

11.          Successor Escrow Agent.  In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Agreement, not less than 30 days prior to the date when such resignation shall take effect.  The Buyer may appoint a successor Escrow Agent without the consent of the Seller Group so long as such successor is a chartered bank and may appoint any other successor Escrow Agent with the consent of the Seller Group, which shall not be unreasonably withheld.  If, within such notice period, the Buyer provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor.  If no successor Escrow Agent is named as provided in this Section 11 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

12.          General.

(a)           Governing Law; Assigns.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

(b)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)           Entire Agreement.  Except for those provisions of the AP Agreement referenced herein, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

(d)           Waivers.  No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.  No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

(e)           Amendment.  This Agreement may be amended only with the written consent of the Buyer, the Escrow Agent and the Seller Group.

(f)           Consent to Jurisdiction and Service.  The parties hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the State of New York and of any federal court located in the State of New York in connection with any actions or proceedings brought against any party hereto by the Escrow Agent arising out of or relating to this Agreement.  In any such action or proceeding, the parties hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to such party, at their respective addresses in accordance with Section 10 hereof.

(g)           Acknowledgement and Waiver of Conflict.  The parties hereby acknowledge that the Escrow Agent has represented the Buyer in connection with the AP Agreement.  The Buyer and the Seller Group hereby waive any conflict of interest arising by virtue of the Escrow Agent’s representation of the Buyer, and hereby agree to acknowledge and approve the taking of any action by the Escrow Agent reasonably necessary to protect and preserve its rights under this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

LI3 ENERGY, INC.

By:	/s/ Luis Saenz
Name:	Luis Saenz
Title:	CEO

NEXT LITHIUM CORP.

By:	/s/ David J. DesLauriers
Name:	David J. DesLauriers
Title:	President

NEXT LITHIUM (NEVADA) CORP.

By:	/s/ David J. DesLauriers
Name:	David J. DesLauriers
Title:	President

GOTTBETTER & PARTNERS, LLP

By:	/s/ Adam S. Gottbetter
Name:	Adam S. Gottbetter, Esq.
Title:	Partner